EX 5.1

[GREENBERG TRAURIG, LLP LETTERHEAD]

July 16, 2008

Bionovo, Inc.
5858 Horton Street, Suite 375
Emeryville, California 94608

Dear Sirs:

          We are acting as counsel to Bionovo, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed on July 16, 2008 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 62,415,147 shares of the Company's common stock, par value $.0001 per share (the “Common Stock”), consisting of 56,802,679 shares of outstanding Common Stock and 5,612,468 shares of outstanding warrants issued by the Company (the “Warrants’), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholders listed therein.

          We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

          Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction, other than the General Corporation law of the State of Delaware and the federal laws of the United States, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

          Based upon and subject to the foregoing, and the laws of the State of Delaware, we are of the opinion that the 62,415,147 shares of Common Stock included in the

Registration Statement, including shares of Common Stock that are issuable pursuant to the exercise of warrants to purchase Common Stock, will, when issued, delivered and paid for in accordance with the terms and conditions of the instruments governing their issuance, be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

Greenberg Traurig, LLP